As filed with the Securities and Exchange Commission on May 8, 2015
Registration No. 333-_____
______________________________________________________________________________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
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GLACIER BANCORP, INC.
(Exact name of registrant as specified in its charter)

MONTANA	81-0519541
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)
49 Commons Loop, Kalispell, Montana 59901
(406) 756-4200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
__________

2015 Stock Incentive Plan
(Full title of plan)
___________

Copies of communications to:

STEPHEN M. KLEIN, ESQ. Miller Nash Graham & Dunn LLP 2801 Alaskan Way, Suite 300 Seattle, Washington 98121 (206) 777-7506	MICHAEL J. BLODNICK President and Chief Executive Officer 49 Commons Loop Kalispell, MT 59901 (406) 756-4200
___________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large Accelerated Filer	☒	Accelerated Filer	☐
Non-Accelerated Filer	☐	Smaller Reporting Company	☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum Aggregate offering price (2)	Amount of registration fee
Common Shares	2,500,000(1)	$26.45	$66,125,000	$7,683.73

Notes:
1.    In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the plan described herein. Pursuant to Rule 416(a) under the Securities Act, this registration statement further covers an indeterminate number of additional shares that may be issued under the plan described herein as the result of any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding common stock

2.    Pursuant to Rule 457(h)(1) and Rule 457(c) of the Securities Act, the offering price is estimated solely for the purpose of calculating the registration fee. The proposed maximum offering price per share is estimated to be $26.45 based on the average of the high sales price ($26.73) and the low sales price ($26.17) per share of the Registrant’s Common Stock as reported by the NASDAQ Stock Market on May 6, 2015.

EXPLANATORY STATEMENT
This registration statement on Form S-8 (this “Registration Statement”) relates to the registration of 2,500,000 shares of common stock, par value $0.01 per share (“Common Stock”), of Glacier Bancorp, Inc. (the “Company” or the “Registrant”) under the Glacier Bancorp, Inc. 2015 Stock Incentive Plan (the “2015 Equity Plan”).
On April 29, 2015, the shareholders of the Registrant approved the 2015 Equity Plan. The Registrant’s former plan, the 2005 Stock Incentive Plan (the “Former Plan”), was effective for ten years and expired on February 23, 2015. According to the terms of the Former Plan, any remaining options and equity awards granted thereunder shall remain outstanding until exercised or expired and will be governed by the terms of the Former Plan.
The 2,500,000 shares of Common Stock being registered hereunder for the 2015 Equity Plan are comprised of 2,500,000 shares not previously registered and which were approved by shareholders on April 29, 2015.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information
*
Item 2. Registrant Information and Employee Plan Annual Information.
* The documents containing the information specified in Part I of this Registration Statement will be delivered to participants in the 2015 Equity Plan in accordance with Form S-8 and as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
Upon written or oral request, the Registrant will provide, without charge, (i) the documents incorporated by reference in Item 3 of Part II of this Registration Statement and (ii) other documents required to be delivered pursuant to Rule 428(b). Such documents are incorporated by reference in the Section 10(a) prospectus. Requests for the above-mentioned information should be directed to Corporate Secretary, 49 Commons Loop, Kalispell, Montana 59901, (406) 756-4200.

PART II
INFORMATION REQUIRED IN THIS REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference
The documents listed in (a) through (c) below are incorporated by reference in the Registration Statement. All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of filing of such document.

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the Securities and Exchange Commission (the “Commission”) on February 26, 2015, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed;
(b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act, since the end of the fiscal year covered by the Annual Report on Form 10-K, referred to in paragraph (a) above; and
(c) The description of the Registrant’s Common Stock contained in the Current Report on Form 8-K filed with the Commission on October 31, 2012, and any amendments or reports filed for the purpose of updating such description.
Item 4.    Description of Securities
Not applicable.
Item 5.    Interests of Named Experts and Counsel
The validity of the shares offered pursuant to the 2015 Equity Plan will be passed upon by Moore, Cockrell, Goicoechea & Axelberg, P.C., 145 Commons Loop, Suite 200, Kalispell, Montana 59901.
Item 6.    Indemnification of Directors and Officers
Sections 451 through 459 of Title 35, Chapter 1 of the Montana Business Corporation Act and the Company’s bylaws, taken together, provide that the Company shall indemnify any person who was or is involved in any manner or was or is threatened to be made so involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a director, officer or employee of the Company or any predecessor to the Company, or is or was serving at the request of the Company or any predecessor to the Company as a director, officer, partner, trustee employee or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan or other entity, against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding if the person acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Company may not, however, provide such indemnification on account of acts or omissions finally adjudged to be the receipt of an improper personal benefit or in connection with a proceeding by or in the right of the Company in which the person was adjudged liable to the Company. The indemnification provisions of the Montana Code and the Company's Bylaws include the right of an indemnitee to receive payment of any expenses incurred in connection with a proceeding in advance of the final disposition of the proceeding, consistent with applicable law. The Montana Code and the Company's Bylaws specify certain procedures and conditions that apply with respect to indemnification and the advancement of expenses.
Indemnification of any person, as described in the preceding paragraph, is mandatory to the extent that such person has been wholly successful on the merits or otherwise in defense of the subject action, suit or proceeding.
The indemnification rights described in the preceding paragraphs are not exclusive of other rights to which any person seeking indemnification may otherwise be entitled under current or future laws or by agreement with the Company.
The Company may also purchase and maintain insurance or make other financial arrangements on behalf of any present or past director or officer pursuant to which such person served in that capacity at the Company's request. Such insurance or other financial arrangements may cover liabilities asserted against or expenses incurred by, such person in any of the aforementioned capacities, regardless of whether the Company would have the authority to indemnify such person.

Besides indemnification, the Company's Articles of Incorporation contain a provision that limits the personal liability of the Company's directors and officers to the Company or its shareholders for monetary damages to the fullest extent permitted by the Montana Code.
Item 7.    Exemption from Registration Claimed
Not applicable.
Item 8.    Exhibits
See the Exhibit Index, which is incorporated herein by reference.
Item 9.    Undertakings
A. The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kalispell, State of Montana, on April 29, 2015.
GLACIER BANCORP, INC.

By: /s/ Michael J. Blodnick
Michael J. Blodnick
President and Chief Executive Officer
POWER OF ATTORNEY
Each person whose individual signature appears below hereby authorizes and appoints Michael J. Blodnick and Ron J. Copher, and each of them, with full power of substitution and full power to act without the other, as his true and lawful attorney-in-fact and agent to act in his name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this Registration Statement, including any and all post-effective amendments.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated below on April 29, 2015.

Signature	Title
/s/ Michael J. Blodnick	President, Chief Executive Officer, and Director (Principal Executive Officer)
Michael J. Blodnick

/s/ Ron J. Copher	Executive Vice President and Chief Financial Officer (Principal Financial Accounting Officer)
Ron J. Copher

/s/ Dallas I. Herron	Chairman
Dallas I. Herron

/s/ Sherry L. Cladouhos	Director
Sherry L. Cladouhos

/s/ James M. English	Director
James M. English

/s/ Allen J. Fetscher	Director
Allen J. Fetscher

/s/ Annie M. Goodwin	Director
Annie M. Goodwin

/s/ Craig A. Langel	Director
Craig A. Langel

/s/ Douglas J. McBride	Director
Douglas J. McBride

/s/ John W. Murdoch	Director
John W. Murdoch

INDEX OF EXHIBITS

Exhibit Number	Description
5.1	Opinion of Moore, Cockrell, Goicoechea & Axelberg, P.C. regarding legality of securities.
23.1	Consent of BKD, LLP.
23.2	Consent of Moore, Cockrell, Goicoechea & Axelberg, P.C. (included in opinion filed as Exhibit 5.1).
24.1	Powers of Attorney (see signature page).
99.1	Glacier Bancorp, Inc. 2015 Stock Incentive Plan.
99.2	Form of Stock Option Agreement.
99.3	Form of Restricted Stock Award Agreement.